UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 17, 2012

MEDIA GENERAL, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Virginia	1-6383	54-0850433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 E. Franklin St., Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(804) 649-6000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Asset Purchase Agreement

On May 17, 2012, Media General, Inc. (the Company) entered into an Asset Purchase Agreement with Berkshire Hathaway, Inc.  A subsidiary of Berkshire Hathaway, BH Media Group, will purchase all of the newspapers and related websites owned by the Company, with the exception of those in and around Tampa, Florida, for $142 million in cash, subject to adjustment for working capital and other specified items.  The key terms of the asset sale are described in a press release which is attached as Exhibit 99.1 to this Form 8-K and incorporated in this Item 1.01 by reference.

The Asset Purchase Agreement contains customary representations and warranties and covenants by each party.  Both parties are obligated, subject to certain limitations, to indemnify the other under the Asset Purchase Agreement for certain customary and other specified matters, including breaches of representations and warranties, nonfulfillment or breaches of covenants and for certain liabilities and third-party claims.  Following the close of the transaction, each party will provide transition related services.

The description of the Asset Purchase Agreement above and in the accompanying press release does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is attached as Exhibit 10.1 to this Form 8-K and incorporated in this Item 1.01 by reference.

Amended and Restated Credit Agreement

On May 17, 2012, the Company entered into a new credit agreement with BH Finance LLC, an affiliate of Berkshire Hathaway, as administrative agent, and certain other Berkshire entities as lenders. The key terms of the new credit agreement are described in a press release which is attached as Exhibit 99.1 to this Form 8-K and incorporated in this Item 1.01 by reference.

While the new credit agreement does not contain financial covenants, there are restrictions, in whole or in part, on certain activities including the incurrence of additional debt, repurchase of shares, and the payment of dividends.  The term loan may be voluntarily repaid prior to maturity, in whole or in part, at a price equal to 100% of the principal amount repaid plus accrued and unpaid interest, plus a premium as set forth in the agreement.  Other factors, such as the sale of assets, may result in a mandatory prepayment of a portion of the term loan.  The Company’s subsidiaries guarantee the new credit agreement.  The revolving credit line is subject to a 2% commitment fee.

The Company expects that the closing and associated funding of the new credit agreement will occur no later than May 24, 2012.  In addition to customary conditions, the closing of the new credit agreement is conditioned on the issuance by the Company to Berkshire Hathaway of warrants to purchase approximately 4.6 million shares of the Company’s class A common stock, the entry by the Company into an agreement with Berkshire Hathaway to register under the Securities Act the shares issuable upon the exercise of the warrants and the entry by the Company and certain of its shareholders into an agreement to provide for the nomination and election of a nominee of Berkshire Hathaway to the Company’s board of directors.

The description of the new credit agreement above and in the accompanying press release does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement which is attached as Exhibit 10.2 to this Form 8-K and incorporated in this Item 1.01 by reference.

Item 1.02  Termination of a Material Definitive Agreement

The Company expects to fully repay all outstanding principal and accrued interest amounts under its existing credit agreement within a week using the proceeds of the new credit agreement.  Consequently, the existing credit agreement will be terminated.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference to this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Asset Purchase Agreement, dated as of May 17, 2012, by and among Media General, Inc., Media General Operations, Inc., Media General Communications Holdings, LLC and World Media Enterprises Inc.

Exhibit 10.2	Credit Agreement, dated as of May 17, 2012 among the Company, BH Finance LLC, as Administrative Agent and a Lender and the other lenders party thereto.

Exhibit 99.1	Press Release issued by MEDIA GENERAL, INC., May 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA GENERAL, INC.
(Registrant)

Date May 17, 2012
/s/ James F. Woodward
James F. Woodward
Vice President - Finance
and Chief Financial Officer